U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

Davis, Cynthia L.
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   (Last)               (First)                 (Middle)

4909 Curly Hill Road
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                                    (Street)

Doylestown,           Pennsylvania              18901
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

11/24/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

Discovery Laboratories, Inc. ("Discovery")

DSCO
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

[ ]   Director                             [ ]   10% Owner
[X]   Officer (give title below)           [ ]   Other (specify below)

                 Controller
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6. If Amendment, Date of Original (Month/Day/Year)

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
   Common Stock                          5,125                       D
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
1. Title of Derivative       Date       Expira-                            Number           Price of       Indirect       Beneficial
   Security                  Exer-      tion                               of               Derivative     (I)            Ownership
   (Inst. 4)                 cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Employee Stock Options       6/16/98(1) 1/1/07      Common Stock           1,950         $0.082         D
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Employee Stock Options       6/16/98(1) 1/1/08      Common Stock           8,775         $0.1923        D
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Employee Stock Options       3/5/98(2)  3/5/08      Common Stock           4,728         $4.06          D
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Employee Stock Options       6/16/98(2) 6/16/08     Common Stock           11,848        $4.44          D
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

Explanation of Responses:

(1) This option becomes exercisable as to 25% of the option shares on the date of the grant. The remaining 75% of the option shares are exercisable in three equal annual installments beginning with the first year anniversary of the date of the grant.

(2) This option becomes exercisable in three equal annual installments beginning with the first year anniversary following June 16, 1998.


  /s/ Cynthia Davis                                         December 4, 1998
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      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.